Exhibit (d)(2)
SHARE AGREEMENT
May 21, 2007
     Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”), by and among Oreo Acquisition Co., LLC, a Delaware limited liability company (including its successors and assigns under the Merger Agreement, “Buyer”), Bridgeport Networks, Inc., a Delaware corporation (the “Corporation”), Harbinger Capital Partners Master Fund I, Ltd., a Cayman Islands corporation and Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (together “Harbinger”), Polaris Venture Partners IV, L.P., Polaris Venture Partners Entrepreneurs’ Fund IV, L.P., General Catalyst Group II, L.P., GC Entrepreneurs Fund II, L.P., Toronto Dominion Capital (U.S.A.), Inc., and BCE, Inc. (each, an “Investor” and, collectively, the “Investors”), Michael Mulica, Edward Battle, Todd Carothers, Steven Blumenthal, Robert Day and Andre de Verteuil (each, an “Executive”, and collectively, the “Executives”, and together with the Investors, each, a “Seller” and collectively, the “Sellers”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Merger Agreement.
     (a) Simultaneously with the Effective Time, the Investors shall purchase shares of Openwave Common Stock from the Buyer for an aggregate purchase price of $4,000,000. Each Investor shall purchase from Buyer, and Buyer shall sell to such Investor, at the final price per share paid in the consummated Tender Offer, the percentage of the securities required to be purchased pursuant to this paragraph (a) as is set forth opposite such Investor’s name on Annex I.
     (b) In the event that, after the Effective Time and prior to the twelve-month anniversary of the Effective Time, Openwave declares and pays a cash dividend on shares of Openwave Common Stock (a “Post-Closing Dividend”), each Executive shall purchase from Buyer, and Buyer shall sell to such Executive, for a purchase price equal to the Post-Closing Dividend paid to such Executive less the Executive’s Post-Closing Dividend Tax Liability as determined below (the “Executive’s After-Tax Dividend”) that number of shares of Openwave Common Stock determined by dividing (x) the Executive’s After-Tax Dividend by the (y) volume weighted average price per share (the “Post-Dividend Price”) of the Openwave Common Stock over the five trading days commencing the trading day after the payment date of such dividend. Such purchase shall occur on the trading day immediately following such fifth trading day. Harbinger shall notify each Executive of the amount of the Post-Closing Dividend to be paid to such Executive prior to the date the Post-Closing Dividend is payable, and shall provide to each Executive a copy of this Share Agreement (this “Agreement”) together with a letter reminding such Executive of his obligation to provide the notice set forth in this paragraph (b). With respect to each Executive, the Executive’s Post-Closing Dividend Tax Liability shall be an amount equal to the federal, state and local income taxes payable by the Executive in connection with its receipt of the Post-Closing Dividend. The Executive will provide to Harbinger no later than the later of (A) three (3) business days prior to the date the Post-Closing Dividend is payable or (B) fifteen (15) business days following receipt of the notice from Harbinger described in the preceding sentence, a letter calculating the Executive’s tax liability in connection with such Post-Closing Dividend, which letter shall reflect (i) the Executive’s estimated tax basis in its Openwave Common Stock on the date the Post-Closing Dividend will be paid, (ii) the date the Executive’s holding period in their Openwave Common Stock began for U.S. federal income tax purposes and (iii) the federal, state and local income tax rates used to compute the Executive’s Post-Closing Dividend Tax Liability. Each Executive shall determine the Executive’s Post-Closing Dividend Tax Liability based upon the information provided to him in the Notice described in paragraph (c) of this Agreement. In the event that the amount of the Post-Closing Dividend reported by Openwave as a dividend differs from the amount provided in the Notice and such difference results in a change in the Executive’s Post-Closing Dividend Tax Liability, if the difference results in an increased tax liability for the Executive, Harbinger shall purchase shares from such Executive, and if the difference results in a decreased tax liability for th Executive, the Executive shall purchase shares from Harbinger, in each case, in the same manner as provided for in paragraph (c) based upon a purchase price equal to such difference in the Executive’s Post-Closing Dividend Tax Liability. The Letter provided by an Executive to Harbinger pursuant to this paragraph (b) shall be treated as correct absent clear error. If an Executive does not provide a letter to Harbinger at the time and in the manner provided for in this paragraph (b) such Executive’s Post-Closing Dividend Tax Liability shall be treated as zero.
     (c) Not later than 10 days prior to the payment of any Post-Closing Dividend, Harbinger shall cause Openwave to provide the Sellers a notice (the “Notice”) indicating whether Openwave reasonably expects that it will have current year “earnings and profits” (as defined in the Internal Revenue Code) or accumulated earnings and profits and, if the Notice indicates that any earnings and profits are expected, the portion, of such Post-Closing Dividend which Openwave reasonably expects will be treated as a dividend for U.S. federal income tax purposes. The Investors shall purchase shares of Openwave Common Stock from Harbinger for a purchase price equal to (X) 60% of the amount of the Post-Closing Dividend that is treated as a dividend for U.S. federal income tax purposes in the Notice plus (Y) 100% of the amount of such distribution in excess of the amount treated as a dividend for U.S. federal income tax purposes pursuant to the Notice, at a price per share equal to the Post-Dividend Price. In the event that the amount of the distribution actually reported as a dividend by Openwave is higher than that provided in the Notice, Harbinger shall, at the election of each Investor (an “Electing Investor”), repurchase shares from each Electing Investor at the Post-Dividend Price for an aggregate purchase price equal to the difference between the total purchase price paid by each Electing Investor in purchasing shares pursuant to this paragraph (c) and the amount that each Electing Investor would have paid if the amount treated as a dividend for U.S. tax purposes in the Notice provided by Openwave had been equal to the amount actually reported as such. Such repurchase would occur at a date specified by the Electing Investor not later than 200 days after the determination of the amount of the distribution actually reported as a dividend.
     (d) In the event of any purchase by the Sellers of shares of Openwave Common Stock from the Buyer pursuant to this Agreement, as promptly as practicable following such a purchase, Harbinger shall use its reasonable best efforts to cause Openwave to file and maintain the effectiveness of a shelf registration statement allowing for the resale of such shares of Openwave Common Stock until such time as such shares may be sold without restriction pursuant to Rule 144(k) under the Exchange Act.

     (e) Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, (i) in the case of a waiver, by the party against whom the waiver is to be effective, or (ii) in the case of any amendment, by Harbinger and a majority-in-interest of the Sellers, provided, however, that any such amendment which treats the Executives in a manner which is materially different and adverse from the Investors shall also require the approval of a majority-in-interest of the Executives. A majority-in-interest shall be determined based upon the number of outstanding shares of Openwave Common Stock held by each Seller.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

OREO ACQUISITION CO., LLC
By:	/s/ William R. Lucas, Jr.
	Name:	William R. Lucas, Jr.
	Title:	Vice President

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.
By:	Harbinger Capital Partners Offshore Manager, L.L.C.

By:	HMC Investors, L.L.C., Managing Member

By:	/s/ William R. Lucas, Jr.
	Name:	William R. Lucas, Jr.
	Title:	Executive Vice President

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.
By:	Harbinger Capital Partners Special Situations GP, LLC

By:	HMC - New York, Inc., Managing Member

By:	/s/ William R. Lucas, Jr.
	Name:	William R. Lucas, Jr.
	Title:	Executive Vice President

POLARIS VENTURE PARTNERS IV, L.P.
By:	/s/ J. Robert Geiman
	Name:	J. Robert Geiman
	Title:	General Partner

POLARIS VENTURE PARTNERS ENTREPRENEURS’ FUND IV, L.P.
By:	/s/ J. Robert Geiman
	Name:	J. Robert Geiman
	Title:	General Partner

GENERAL CATALYST GROUP II, L.P.
By:	General Catalyst Partners II, LP its General Partner

By:	General Catalyst GP II, LLC its General Partner

By:	/s/ William J. Fitzgerald
	Name:	William J. Fitzgerald
	Title:	Member & CFO

GC ENTREPRENEURS FUND II, L.P.
By:	General Catalyst Partners II, LP its General Partner

By:	General Catalyst GP II, LLC its General Partner

By:	/s/ William J. Fitzgerald
	Name:	William J. Fitzgerald
	Title:	Member & CFO

TORONTO DOMINION CAPITAL (U.S.A.), INC.
By:	/s/ Richard Grinnell
	Name:	Richard Grinnell
	Title:	Vice President

BCE, INC.
By:	/s/ Gary Rubinoff
	Name:	Gary Rubinoff
	Title:	Managing Director

MICHAEL MULICA
/s/ Michael Mulica

EDWARD BATTLE
/s/ Edward Battle

STEVEN BLUMENTHAL
/s/ Steven Blumenthal

TODD CAROTHERS
/s/ Todd Carothers

ROBERT DAY
/s/ Robert Day

ANDRE DE VERTEUIL
/s/ Andre de Verteuil

Annex I

Polaris Venture Partners IV, L.P.	36.69%

Polaris Venture Partners Entrepreneurs’ Fund IV, L.P.	.65%

General Catalyst Group II, L.P.	35.99%

GC Entrepreneurs Fund II, L.P.	1.36%

Toronto Dominion Capital (U.S.A.) Inc.	17.26%

BCE, Inc.	8.05%